Exhibit 99.1

THE CHILDREN’S PLACE ANNOUNCES THE

REFINANCING OF ITS REVOLVING CREDIT FACILITY

AND TERM LOAN

Secaucus, New Jersey – November 18, 2021 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced the refinancing of its revolving credit facility and term loan by a new lending group led by an affiliate of Wells Fargo.  The new debt consists of a revolving credit facility with $350 million of availability and a $50 million term loan, both with five year maturities, lower interest rates, reduced reporting requirements, and increased flexibility under the covenants.

Robert Helm, Chief Financial Officer, said, “Our strong results provided us with the opportunity to successfully complete this refinancing on attractive terms and to accomplish a number of other important objectives, including enhancing our strong liquidity position and solidifying our balance sheet with the reduction in the amount of the term loan.”

The new revolving credit facility is secured by a first-priority lien on substantially all of the Company’s U.S. and Canadian assets, and a second-priority lien on the Company’s intellectual property, and certain furniture, fixtures and equipment.  Interest on borrowings is payable monthly at LIBOR plus 1.125% or 1.375%, based on the amount of the Company’s average excess availability under the facility.  The facility has an unused line fee of 0.20%.

The new term loan is secured by a first-priority lien on the Company’s intellectual property, and certain furniture, fixtures and equipment, and a second-priority lien on the assets securing the new revolving credit facility.  Interest is payable monthly at LIBOR plus 2.50%. The new term loan does not require amortization if certain conditions are met and is pre-payable at any time without penalty.

The Company was advised on the refinancing by EY, and the lending group consists of affiliates of Wells Fargo, Bank of America, JP Morgan, Truist, and HSBC.

Additional information about the new revolving credit facility and term loan is contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2021.

About The Children’s Place

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise predominantly at value prices, primarily under the proprietary “The Children’s Place”, “Place”, “Baby Place”, “Gymboree” and “Sugar & Jade” brand names. The Company has online stores at www.childrensplace.com, www.gymboree.com and www.sugarandjade.com and, as of October 30, 2021, the Company had 703 stores in the United States, Canada, and Puerto Rico and the Company’s eight international franchise partners had 221 international points of distribution in 17 countries.

Forward Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 30, 2021. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions, the risks related to the COVID-19 pandemic, including the impact of the COVID-19 pandemic on our business or the economy in general (including decreased customer traffic, schools adopting remote and hybrid learning models, closures of businesses and other activities causing decreased demand for our products and negative impacts on our customers’ spending patterns due to decreased income or actual or perceived wealth, and the impact of the CARES Act and other legislation related to the COVID-19 pandemic, and any changes to the CARES Act or such other legislation), the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from COVID-19 or other disease outbreaks, or foreign sources of supply in less developed countries, more politically unstable countries, or countries where vendors fail to comply with industry standards or ethical business practices, including the use of forced, indentured or child labor, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:  Investor Relations (201) 558-2400 ext. 14500